                                   EXHIBIT 20

                               FERRO CORPORATION


                          Consolidated Balance Sheets
             As of March 31, 1995 (Unaudited) and December 31, 1994

                       Consolidated Statements of Income
                           For the Three Months Ended
                      March 31, 1995 and 1994 (Unaudited)

                     Consolidated Statements of Cash Flows
                           For the Three Months Ended
                      March 31, 1995 and 1994 (Unaudited)

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CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
MARCH 31, 1995 AND DECEMBER 31, 1994




                                                           (Dollars in Thousands)
                                                        (Unaudited)        (Audited)
ASSETS                                                     1995              1994
- ------                                                  -----------        ---------
Current Assets:
     Cash                                                $ 28,730          $ 19,822
     Net Receivables                                      238,756           217,889
     Inventories                                          162,079           142,133
     Other Current Assets                                  31,133            35,571
                                                         --------          --------
       Total Current Assets                              $460,698          $415,415


Investments in Affiliated Companies                         8,684             8,923
Unamortized Excess of Cost Over Net Assets Acquired        51,979            50,629
Other Assets                                               36,114            37,820
Net Plant & Equipment                                     302,732           288,589
                                                         --------          --------
                                                         $860,207          $801,376
                                                         ========          ========

LIABILITIES
- -----------

Current Liabilities
     Notes and Loans Payable                             $ 25,344          $ 18,752
     Account Payable, Trade                               136,945           120,308
     Income Taxes                                          13,683             8,553
     Accrued Payrolls                                      18,153            15,553
     Accrued Expenses and Other Current Liabilities        73,259            65,170
                                                         --------          --------
       Total Current Liabilities                         $267,384          $228,336

Long-Term Debt                                             81,013            77,611
ESOP Loan Guarantee                                        35,580            37,503
Deferred Income Taxes                                      17,611            17,309
Postretirement Liabilities                                 42,756            42,076
Other Liabilities                                          32,523            31,797
Shareholders' Equity                                      383,340           366,744
                                                         --------          --------
                                                         $860,207          $801,376
                                                         ========          ========

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CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

                                                      Three Months Ended
                                                            March 31
                                                 (Unaudited)        (Unaudited)
(Dollars in Thousands)                               1995              1994
- -------------------------------------------------------------------------------
Segment Sales
     Coatings, Colors and Ceramics             $    202,819       $    165,801
     Plastics                                        75,478             65,683
     Chemicals                                       64,650             51,840
                                               ------------       ------------
Total Net Sales                                $    342,947       $    283,324

Cost of Sales                                       257,215            212,382
Selling, Administrative and General Expenses         60,735             50,504
                                               ------------       ------------
     Operating Income                                24,997             20,438

Interest Expense                                      3,076              2,867
Net Foreign Currency (Gain) Loss                        143                344
Other (Income) Expense - Net                            375               (993)
                                               ------------       ------------
     Income Before Taxes                             21,403             18,220
Taxes on Income                                       8,307              6,896
                                               ------------       ------------

Net Income                                           13,096             11,324

Dividend on Preferred Stock, Net of Tax                 911                886
                                               ------------       ------------

Net Income Available to Common Shareholders    $     12,185       $     10,438
                                               ============       ============

Per Common Share Data:

     Primary Earnings                          $      0.44        $      0.35
     Fully Diluted Earnings                    $      0.41        $      0.34

     Average Shares Outstanding                 27,985,977         29,610,820
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
FERRO CORPORATION AND SUBSIDIARIES


                                                          Three Months Ended
                                                                March 31
                                                      (Unaudited)       (Unaudited)
(Dollars in Thousands)                                   1995              1994
- -----------------------------------------------------------------------------------
Net Cash Provided from Operating Activities             $ 20,050          $ 18,782

Cash Flow from Investing Activities:
   Investment in Marketable Securities                         0            (4,424)
   Capital Expenditures for Plant and Equipment          (13,540)          (11,199)
   Proceeds From Divestitures                                928             3,156
    Other Investing Activities                               650               473
- -----------------------------------------------------------------------------------
Net Cash (Used for) Provided by Investing Activities     (11,962)          (11,994)


Cash Flow from Financing Activities:
   Net Borrowings (Payments) Under Short-Term Lines        6,248            (2,556)
   Purchase of Treasury Stock                               (588)             (262)
   Cash Dividend Paid                                     (4,896)           (5,102)
    Other Financing Activities                               146             1,241
- -----------------------------------------------------------------------------------
Net Cash (Used for) Provided by Financing Activities         910            (6,679)
Effect of Exchange Rate Changes on Cash                     (90)               153
- -----------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents           8,908               262
Cash and Cash Equivalents at Beginning of Period          19,822            25,116
- -----------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period              $ 28,730          $ 25,378
- -----------------------------------------------------------------------------------
Cash Paid During the Period for:
   Interest                                             $    854          $    716
   Income Taxes                                         $  3,794          $  3,376
- -----------------------------------------------------------------------------------